EXHIBIT 11.0

                KIRBY CORPORATION AND CONSOLIDATED SUBSIDIARIES

                   COMPUTATION OF EARNINGS PER COMMON SHARE

                               Three months ended    Six months ended
                                    June 30,             June 30,
                               ------------------   -----------------
                                1995       1994      1995      1994
                               -------    -------   -------   -------
                                 ($ in thousands, except per share
                                             amounts)

Net earnings                  $  5,076      3,193     9,885     6,090
                               =======    =======   =======   =======

Shares:
Weighted average number of
   common shares outstanding    28,073     28,433    28,256    28,408
Common equivalent shares for
   dilutive effect of assumed
   exercise of stock options       304        327       332       336
                               -------    -------   -------   -------
                                28,377     28,760    28,588    28,744
                               =======    =======   =======   =======

Earnings per share of common  $    .18        .11       .35       .21
   stock                        ======    =======    ======    ======